Exhibit 99.2

CONSENT OF NEEDHAM & COMPANY, INC.

We hereby consent to the inclusion in the proxy statement of Genus, Inc. and prospectus of Aixtron Aktiengesellschaft (the “proxy statement/prospectus”) forming a part of this Registration Statement of Aixtron Aktiengesellschaft on Form F-4 (confidential draft submitted to the Securities and Exchange Commission), of our opinion dated July 1, 2004 to the Board of Directors of Genus, Inc. attached as Annex C to the proxy statement/prospectus and to the references to our opinion and our name under the following captions in the proxy statement/prospectus: “Summary—Opinion of Genus’ Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Recommendations of the Genus Board of Directors,” and “The Merger—Opinion of Genus’ Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

NEEDHAM & COMPANY, INC.

/s/    NEEDHAM & COMPANY, INC.

February 7, 2005